Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Sunstock, Inc.:

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated June 19, 2019, included in the Sunstock, Inc. Annual Report on Form 10-K for the year ended December 31, 2018, and the Sunstock, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2018, and to all references to our Firm included in this Registration Statement.

HALL & COMPANY Certified Public Accountants & Consultants, Inc.

Irvine, CA

February 7, 2020